Exhibit 4.3

NICOLA MINING INC.

Amended Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

Note to Reader

The annual consolidated financial statements for the year ended December 31, 2024 have been re-audited by Nicola Mining Inc.’s (the “Company”) current auditor, and the re-audited amended annual consolidated financial statements are being refiled to include the audit report of the Company’s current auditor, which has been issued in accordance with Canadian generally accepted auditing standards.

Other than the replacement of the predecessor auditor’s report with the current auditor’s report, management has: provided additional disclosure regarding related party transactions in Note 15 “Milling Revenue and Other Income” and Note 16 “Related Party Transactions” and updated Note 20 “Subsequent Events” to reflect events occurring up to the date of approval of these re-audited amended consolidated financial statements by the Board of Directors.

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of

Nicola Mining Inc.

Opinion

We have audited the accompanying amended consolidated financial statements of Nicola Mining Inc. (the “Company”), which comprise the amended consolidated statements of financial position as at December 31, 2024 and 2023, and the amended consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit, and cash flows for the years then ended, and notes to the amended consolidated financial statements, including material accounting policy information.

In our opinion, these amended consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2024 and 2023, and its financial performance and its cash flows for the years then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the amended consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained in our audit is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter – Restated Comparative Information

We draw attention to Note 2 of the amended consolidated financial statements, which explains that certain comparative information presented for the year ended December 31, 2023 has been restated. Note 2 explains the reason for restatement and the adjustments that were applied to restate certain comparative information.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 of the amended consolidated financial statements, which indicates that as at December 31, 2024, the Company had an accumulated deficit of $111,446,249 and working capital deficit of $2,793,541. As stated in Note 1, these events and conditions indicate that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Key Audit Matters

Key audit matters (“KAMs”) are those matters that, in our professional judgment, were of most significance in our audit of the amended consolidated financial statements of the current year ended. These matters were addressed in the context of our audit of the amended consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

In addition to the matter described in the Material Uncertainty Related to Going Concern section, we have determined the matter described below to be the key audit matter to be communicated in our auditor’s report.

Assessment of Asset Retirement Obligations

As described in Note 11 to the amended consolidated financial statements, the Company’s asset retirement obligation (“ARO”) was $14,219,544 as of December 31, 2024. As more fully described in Notes 2 and 3 to the amended consolidated financial statements, accounting for the ARO requires management to exercise judgement and make estimates on assessing the ARO at the end of each period.

The principal considerations for our determination that the ARO is a key audit matter are that there was judgment made by management when assessing the nature and extent of future work to be performed, the future cost of perform mining rehabilitation work, the timing of when the rehabilitation will take place and economic assumptions such as the discount rate, and inflation rates. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures to evaluate audit evidence relating to the judgments made by management in their assessment of the ARO.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the amended consolidated financial statements. Our audit procedures included, among others:

•	Evaluated the qualifications, competence and objectivity of management who assisted with the cost estimates.

•	Evaluated the appropriateness of inputs used by management, including assessment of the inflation rate and discount rates applied to calculate the net present value of the liability and compare amounts against market available data.

•	Compared management’s estimates of rehabilitation costs to estimates prepared by an independent external expert.

Other Information

Management is responsible for the other information. The other information obtained at the date of this auditor's report includes

Management’s Discussion and Analysis.

Our opinion on the amended consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the amended consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the amended consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Amended Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the amended consolidated financial statements in accordance with IFRS Accounting Standards, and for such internal control as management determines is necessary to enable the preparation of amended consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the amended consolidated financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditor's Responsibilities for the Audit of the Amended Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the amended consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these amended consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the amended consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the amended consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the amended consolidated financial statements, including the disclosures, and whether the amended consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the amended consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the amended consolidated financial statements of the current year and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Carmen Newnham.

Vancouver, Canada	Chartered Professional Accountants

January 23, 2026

NICOLA MINING INC.

Amended Consolidated Statements of Financial Position

(Expressed in Canadian dollars)

			December 31, 2023	January 1, 2023
	Note	December 31, 2024	(Restated - note 2a)	(Restated - note 2a)
Assets
Current assets
Cash and cash equivalent		$1,462,218	$4,756,118	$895,774
Amounts receivable	4	670,556	566,709	1,199,008
Marketable securities	8	1,076,142	-	-
Prepaid expenses and other assets		223,425	123,040	11,881
		3,432,341	5,445,867	2,106,663
Non-current assets
Property, plant, and equipment	5	5,734,412	5,488,781	5,643,369
Right-of-use assets		54,601	13,360	32,189
Mineral interests	7	4	4	4
Restricted cash	9	1,437,875	1,275,875	1,227,520
Total assets		$10,659,233	$12,223,887	$9,009,745
Liabilities
Current liabilities
Accounts payable and accrued liabilities		$1,616,118	$682,205	$560,282
Current portion of lease liabilities		26,174	16,353	20,628
Other liabilities		-	-	32,712
Secured convertible debenture	10	4,481,066	-	596,658
Flow-through liability	13	102,524	-	29,416
		6,225,882	698,558	1,239,696
Non-current liabilities
Lease liabilities		28,427	-	16,383
Secured convertible debenture	10	-	4,236,848	5,071,428
Asset retirement obligation (“ARO”)	11	14,219,544	14,506,089	10,178,251
Total liabilities		20,473,853	19,441,495	16,505,758

Equity

Shareholders' deficit
Share capital	13	87,783,671	85,894,218	82,922,658
Equity component of convertible debentures	10	2,659,366	2,671,669	2,552,797
Warrants	13	1,694,494	1,694,494	1,694,494
Contributed surplus	14	9,494,098	8,737,314	8,223,493
Accumulated deficit		(111,446,249)	(106,215,303)	(102,889,455)
Total shareholders’ deficit		(9,814,620)	(7,217,608)	(7,496,013)
Total liabilities and shareholders’ deficit		$10,659,233	$12,223,887	$9,009,745

Nature of operations and going concern (Note 1)

Subsequent events (Note 20)

Approved on behalf of the Board:

Peter Espig (signed)	Director	Frank Hogel (signed)	Director

The accompanying notes are an integral part of these amended consolidated financial statements.

NICOLA MINING INC.

Amended Consolidated Statements of Operations and Comprehensive Loss

(Expressed in Canadian dollars)

	Year ended December 31
			2023
			(Restated-
	Note	2024	note 2a)
Milling revenue	2(a),15	$818,157	$1,617,911
Milling – cost of sales	2(a),6	(2,257,053)	(3,136,373)
Gross margin		(1,438,896)	(1,518,462)

Care and maintenance	2(a)	(1,045,250)	(957,979)
Exploration cost	7	(1,759,410)	(1,209,918)
Change in estimate and accretion of ARO	11	286,545	(4,327,838)
Salaries and benefits	16	(99,412)	(167,670)
Share-based compensation	14,16	(756,784)	(540,914)
Professional fees		(183,607)	(207,170)
Consulting fees	16	(552,750)	(550,500)
Office and general		(460,536)	(129,694)
Travel and investor relations		(582,750)	(394,308)
Regulatory and transfer agent fees		(56,173)	(41,493)
Rent		(45,161)	(72,562)
Depreciation		(13,400)	(10,849)
Total operating expenses		(5,268,688)	(8,610,895)
Net loss before other items		(6,707,584)	(10,129,357)

Flow-through premium	13	4,192	29,416
Other income	15	1,968,941	8,145,935
Finance costs	12	(591,881)	(1,446,059)
Fair value revaluation – marketable securities	8	103,897	-
Foreign exchange gain (loss)		(8,511)	5,003
Net loss before income taxes		(5,230,946)	(3,395,062)

Deferred income tax recovery	18	-	69,214
Net loss for the year		$(5,230,946)	(3,325,848)

Loss per share – basic and diluted		$(0.03)	(0.02)
Weighted average number of common shares outstanding Basic		165,376,575	158,357,885
Weighted average number of common shares outstanding Diluted		165,376,575	158,357,885

The accompanying notes are an integral part of these amended consolidated financial statements.

NICOLA MINING INC.

Amended Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

	Year Ended December 31
		2023 (Restated
	2024	– note 2a)
Operating Activities
Net loss for the year	$(5,230,946)	$(3,325,848)
Adjustments for:
Change in estimate and accretion of ARO	(286,545)	4,327,838
Share-based compensation	756,784	679,773
Deferred income tax recovery	-	(69,214)
Depreciation	230,592	213,758
Non-cash interest and finance costs	597,227	1,435,951
Foreign exchange (gain) loss	-	(5,063)
Flow-through premium	(4,192)	(29,416)
Fair value revaluation – marketable securities	(103,897)	-
Changes in non-cash working capital items
Amounts receivable	(103,847)	632,299
Prepaid expenses and other assets	(100,385)	(111,159)
Accounts payable and accrued liabilities	933,913	121,923
Cash (Used In) Provided by Operating Activities	(3,311,296)	3,870,842

Investing Activities
Purchase of marketable securities	(1,000,000)	-
Purchase of property, plant, and equipment	(452,988)	(48,355)
Restricted cash advanced	(162,000)	(40,341)
Proceeds – sales of marketable securities	27,755	-
Cash Used in Investing Activities	(1,587,233)	(88,696)

Financing Activities
Issuance of common shares, net of cash paid for share issuance costs	1,669,604	2,000,000
Interest payment on secured convertible debenture	(33,000)	(564,671)
Repayment of secured convertible debenture	-	(1,165,275)
Payment – premium and interest on secured convertible debenture	-	(349,583)
Repayment of lease liabilities	(31,975)	(24,240)
Repayment of equipment loan	-	(20,668)
Interest payment on equipment loan	-	(384)
Repayment of working capital and revolving prepayment loan	-	(6,981)
Exercise of stock options	-	210,000
Cash Provided by Financing Activities	1,604,629	78,198
Net change in cash for the year	(3,293,900)	3,860,344
Cash and cash equivalent - beginning of year	4,756,118	895,774
Cash and cash equivalent - end of year	$1,462,218	$4,756,118

Non-cash transactions:
Shares issued to settle convertible debentures and interest	$314,262	$527,347
Recognition of equity component of convertible debentures	$-	$187,133
Initial recognition of right-of-use assets and lease liabilities	$64,476	$-

Cash	$1,402,218	$4,695,230
Cash equivalent	60,000	60,888
Cash and cash equivalent - end of year	$1,462,218	$4,756,118

The accompanying notes are an integral part of these amended consolidated financial statements.

NICOLA MINING INC.

Amended Consolidated Statements of Changes in Shareholders’ Deficit

(Expressed in Canadian dollars)

				Equity
				Component
				of		Accumulated
	Number of	Share		Convertible	Contributed	Deficit (restated –	Total
	Common Shares	Capital	Warrants	Debentures	Surplus	note 2a)	Deficit
Balance, January 1, 2024 (restated, see note 2a)	161,182,098	$85,894,218	$1,694,494	$2,671,669	$8,737,314	$(106,215,303)	$(7,217,608)
Share issuance financing, net	7,141,784	1,669,604	-	-	-	-	1,669,604
Flow-through premium	-	(106,716)	-	-	-	-	(106,716)
Convertible debenture conversion	1,594,314	326,565	-	(12,303)	-	-	314,262
Share-based compensation	-	-	-	-	756,784	-	756,784
Net loss for the year	-	-	-	-	-	(5,230,946)	(5,230,946)
Balance, December 31, 2024	169,918,196	$87,783,671	$1,694,494	$2,659,366	$9,494,098	$(111,446,249)	$(9,814,620)

Balance, January 1, 2023 (restated, see note 2a)	149,036,074	$82,922,658	$1,694,494	$2,552,797	$8,223,493	$(102,889,455)	$(7,496,013)
Share issuance financing	8,000,000	2,000,000	-	-	-	-	2,000,000
Stock options exercised	1,150,000	375,952	-	-	(165,952)	-	210,000
Issuance of convertible debenture	-	-	-	187,133	-	-	187,133
Convertible debenture conversion	2,996,024	595,608	-	(68,261)	-	-	527,347
Share-based compensation	-	-	-	-	679,773	-	679,773
Net loss for the year (note 2a)	-	-	-	-	-	(3,325,848)	(3,325,848)
Balance, December 31, 2023 (restated, see note 2a)	161,182,098	$85,894,218	$1,694,494	$2,671,669	$8,737,314	$(106,215,303)	$(7,217,608)

The accompanying notes are an integral part of these amended consolidated financial statements.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

1.	NATURE OF OPERATIONS AND GOING CONCERN

Nicola Mining Inc. (the “Company” or “Nicola”) is a junior exploration company that is engaged in the business of identification, acquisition, and exploration of mineral property interests together with custom milling operations at its mill located in Merritt, B.C. (the “Merritt Mill”). The Company’s head office is located at 3329 Aberdeen Road, Lower Nicola, B.C. Nicola is a publicly listed company incorporated under the Business Corporations Act (British Columbia). The Company’s common shares are listed on the TSX Venture Exchange (the “TSX-V”) under the symbol “NIM.V” and on OTCQB operated by the OTC Markets Group Inc. under the ticker “HUSIF”.

As at December 31, 2024, the Company had an accumulated deficit of $111,446,249 (December 31, 2023 - $106,215,303, restated, see note 2a) and working capital deficit of $2,793,541 (2023 – working capital of $4,747,309). To continue operations, the Company will be required to raise funds through the issuance of equity or debt, be successful recommencing operations at the Treasure Mountain project (“Treasure Mountain Property”) and/or Merritt Mill (“Merritt Mill”), together with ongoing exploration programs at its New Craigmont property (“New Craigmont Property”).

The Company’s business may be affected by changes in political and market conditions, such as interest rates, availability of credit, inflation rates, tariffs, changes in laws, and national and international circumstances. Recent geopolitical events and potential economic global challenges such as the risk of higher inflation and energy crises, may create further uncertainty and risk with respect to the prospects of the Company’s business. These factors represent a material uncertainty that may raise substantial doubt about the Company’s ability to continue as a going concern. Realization values may be substantially different from carrying values as shown and the Company’s amended consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

These amended consolidated financial statements have been prepared using the going concern concept, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

Stock consolidation

During the year ended December 31, 2023, the Company consolidated its common shares on a 2-to-1 ratio (“Stock Consolidation”). For all periods presented herein, the number of common shares, stock options, and warrants have been retroactively restated.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

2.	BASIS OF PRESENTATION – (continued)

a)	Restatement of prior year balances

The Company has identified the following adjustments to previously reported amounts:

i)	As milling and other milling related operations is considered to be the Company’s ordinary business, $1,617,911 of milling charges and net profit earned from concentrate sales were reclassified as milling revenue. The associated milling cost of $3,216,934 was reclassified as milling - cost of sales. $957,979 remaining costs relating to care and maintenance have been reclassified as such.

ii)	ARO asset balances historically capitalized to property, plant, and equipment are now expensed as the related provision is a result of historic operations. The following is a summary of the impact of the noted adjustments:

a.	A decrease in property, plant, and equipment of $13,498,168.
b.	Decrease in depreciation of mill of $80,561.
c.	Change in estimate of ARO of $4,007,706.
d.	An increase in accumulated deficit of $9,571,023.
e.	Overall increase of net loss of $3,927,145 which increased the closing retained deficit.

iii)	After the adjustments above, the options and warrants are anti-dilutive due to the restated financial results of the consolidated statement of operations being in a net loss position. The diluted weighted average number of common shares is equal to the basic weighted average number of common shares.

iv)	The adjustments above did not have a material impact on the Company’s total cash flows used in or provided by operating activities, cash flows used in investing activities, and cash flows provided by financing activities.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

2.	BASIS OF PRESENTATION – (continued)

a)	Restatement of prior year balances – (continued)

	January 1, 2023 as previously reported	Adjustments		January 1, 2023 as restated
Assets
Current assets
Cash and cash equivalent	$895,774	$-		$895,774
Amounts receivable	1,199,008	-		1,199,008
Prepaid expenses and other assets	11,881	-		11,881
	2,106,663	-		2,106,663
Non-current assets
Property, plant, and equipment	15,214,392	(9,571,023	)(ii)	5,643,369
Right-of-use-assets	32,189	-		32,189
Mineral interests	4	-		4
Restricted cash	1,227,520	-		1,227,520
Total assets	$18,580,768	$(9,571,023)		$9,009,745
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$560,282	$-		$560,282
Current portion of lease liabilities	20,628	-		20,628
Other liabilities	32,712	-		32,712
Secured convertible debenture	596,658	-		596,658
Flow-through liability	29,416	-		29,416
	1,239,696	-		1,239,696
Non-current liabilities
Lease liabilities	16,383	-		16,383
Secured convertible debenture	5,071,428	-		5,071,428
Asset retirement obligation	10,178,251	-		10,178,251
Total liabilities	16,505,758	-		16,505,758

Equity (deficit)

Shareholders' equity (deficit)
Share capital	82,922,658	-		82,922,658
Equity component of convertible
debentures	2,552,797	-		2,552,797
Warrants	1,694,494	-		1,694,494
Contributed surplus	8,223,493	-		8,223,493
Accumulated deficit	(93,318,432)	(9,571,023	)(ii)	(102,889,455)
Total shareholders’ equity (deficit)	2,075,010	(9,571,023)		(7,496,013)
Total liabilities and shareholders’ equity (deficit)	$18,580,768	$(9,571,023)		$9,009,745

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

2.	BASIS OF PRESENTATION – (continued)

a)	Restatement of prior year balances – (continued)

	December 31, 2023 as previously reported	Adjustments		December 31, 2023 as restated
Assets
Current assets
Cash and cash equivalent	$4,756,118	$-		$4,756,118
Amounts receivable	566,709	-		566,709
Prepaid expenses and other assets	123,040	-		123,040
	5,445,867	-		5,445,867
Non-current assets
Property, plant, and equipment	18,986,949	(13,498,168	)(ii)	5,488,781
Right-of-use-assets	13,360	-		13,360
Mineral interests	4	-		4
Restricted cash	1,275,875	-		1,275,875
Total assets	$25,722,055	$(13,498,168)		$12,223,887
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$682,205	$-		$682,205
Current portion of lease liabilities	16,353	-		16,353
	698,558	-		698,558
Non-current liabilities
Secured convertible debenture	4,236,848	-		4,236,848
Asset retirement obligation	14,506,089	-		14,506,089
Total liabilities	19,441,495	-		19,441,495

Equity (deficit)

Shareholders' equity (deficit)
Share capital	85,894,218	-		85,894,218
Equity component of convertible
debentures	2,671,669	-		2,671,669
Warrants	1,694,494	-		1,694,494
Contributed surplus	8,737,314	-		8,737,314
		(9,571,023	)(ii)
Accumulated deficit	(92,717,135)	(3,927,145	)(ii)	(106,215,303)
Total shareholders’ equity (deficit)	6,280,560	(13,498,168)		(7,217,608)

Total liabilities and shareholders’ equity (deficit)	$25,722,055	$(13,498,168)		$12,223,887

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

2.	BASIS OF PRESENTATION – (continued)

a) Restatement of prior year balances – (continued)

	Year ended December 31,
	2023
	as previously			2023
	reported	Adjustments		as restated
Milling revenue	$-	$1,617,911	(i)	$1,617,911
Milling – cost of sales		(3,216,934	)(i)
	-	80,561	(ii)	(3,136,373)
Gross margin	-	(1,518,462)		(1,518,462)
Exploration costs	(1,209,918)	-		(1,209,918)
Mill costs		(1,617,911	)(i)
		3,216,934	(i)
	(2,557,002)	957,979	(i)	-
Care and maintenance	-	(957,979	)(i)	(957,979)
Change in estimate and accretion of ARO	(320,132)	(4,007,706	)(ii)	(4,327,838)
Salaries and benefits	(167,670)	-		(167,670)
Share-based compensation	(540,914)	-		(540,914)
Professional fees	(207,170)	-		(207,170)
Consulting fees	(550,500)	-		(550,500)
Office and general	(129,694)	-		(129,694)
Travel and investor relations	(394,308)	-		(394,308)
Regulatory and transfer agent fees	(41,493)	-		(41,493)
Rent	(72,562)	-		(72,562)
Depreciation	(10,849)	-		(10,849)
Total operating expenses	(6,202,212)	(3,927,145)		(8,610,895)
Net loss before other items	(6,202,212)	(3,927,145)		(10,129,357)

Flow-through premium	29,416	-		29,416
Other income	8,145,935	-		8,145,935
Finance costs	(1,446,059)	-		(1,446,059)
Foreign exchange gain (loss)	5,003	-		5,003
Net income (loss) before income taxes	532,083	(3,927,145)		(3,395,062)

Deferred income tax recovery	69,214	-		69,214
Net Income (loss) for the year	$601,297	$(3,927,145)		$(3,325,848)

Earnings (loss) per share – basic and diluted	$0.00	$-		$(0.02)
Weighted average number of common shares outstanding – Basic	158,357,885	-		158,357,885
Weighted average number of common shares outstanding – Diluted	161,507,885	-		158,357,885

These changes were made in accordance with IAS 8 resulting in the restatement of prior year figures as summarized above.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

2.	BASIS OF PRESENTATION – (continued)

b)	Statement of Compliance with International Financial Reporting Standards

The consolidated financial statements of Nicola have been prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”)

These amended consolidated financial statements have been authorized for release by the Company’s Board of Directors on January 23, 2026.

b)	Basis of Consolidation

These amended consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Huldra Properties Inc. All inter-company balances, and transactions are eliminated on consolidation.

c)	Basis of Measurement

These amended consolidated financial statements are presented in Canadian dollars, which is also the Company’s and its subsidiary’s functional currency and have been prepared on a historical cost basis, except for certain financial instruments, which are carried at fair value. In addition, these amended consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

d)	Use of Estimates and Judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments and estimates which affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The judgments that have the most significant effect on the amounts recognized in the Company’s amended consolidated financial statements are as follows:

i)       Going concern

The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to conduct its planned work program on its mineral properties, meet its on-going levels of corporate overhead and commitments, keep its properties in good standing and discharge its liabilities as they come due. These matters result in material uncertainties which may cast significant doubt about the Company’s ability to continue as a going concern. See note 1 for details.

ii)       Revenue – Agent versus Principal

The Company uses judgment in assessing whether it is acting as an agent or principal in earning milling revenues. As part of this determination, consideration has been given as to whether the Company control the goods being delivered to the customer, is primarily responsible for fulling the promise to provides goods to the customer, having any inventory risk, and the Company’s ability in establishing pricing. Management has reviewed the relevant factors and assessed that the Company is an agent.

e)	Key Sources of Estimation Uncertainty

The significant assumptions about the future and other major sources of estimation uncertainty as at the end of the reporting period that have a significant risk of resulting in a material adjustment to the carrying amounts of the Company’s assets and liabilities are as follows:

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

2.	BASIS OF PRESENTATION – (continued)

e)	Key Sources of Estimation Uncertainty – (continued)

i)       ARO

The Company’s rehabilitation provision represents management’s best estimate of the present value of the future cash outflows required to settle the liability. Management assesses these provisions on an annual basis or when new information becomes available. This assessment includes the estimation of the future rehabilitation costs, the timing of these expenditures, inflation, and the impact of changes in discount rates, interest rates and foreign exchange rates. The actual future expenditures may differ from the amounts currently provided if the estimates made are significantly different than actual results or if there are significant changes in environmental and/or regulatory requirements in the future.

iii)       Impairment of non-current assets

At the end of each reporting period the carrying amounts of the Company’s non-financial assets are reviewed to determine whether there is any indication that those assets are impaired. The determination of whether indicators of impairment exist is based on management’s judgment of whether there are internal and external factors that would indicate that a non-financial asset is impaired. Impairment is assessed at the level of cash-generating units or “CGUs”, which are identified as the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets.

3.	MATERIAL ACCOUNTING POLICIES

a)	Property, Plant, and Equipment

On initial recognition, property, plant, and equipment (“PPE”) are valued at cost, being the purchase price and directly attributable costs of acquisition or construction required to bring the asset to the location and condition necessary to be capable of operating in the manner intended by the Company, including appropriate borrowing costs and the estimated present value of any future unavoidable costs of dismantling and removing items.

PPE is subsequently stated at cost less accumulated depreciation, less any accumulated impairment losses, apart from land, which is not depreciated.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. The carrying amount of a replaced asset is derecognized when replaced. Repair and maintenance costs are charged to the statement of operations during the financial period in which they are incurred.

The Company allocates the amount initially recognized in respect of an item of PPE to its significant parts and depreciates separately each part. Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

Gains and losses on disposal of an item of PPE are determined by comparing the proceeds from disposal with the carrying amount of the asset and are recognized within operating expenses in the statement of operations.

PPE are depreciated using the following methods:

Mill	20 years straight-line
Computers and office equipment	20% declining balance
Camp and site infrastructure	5 years straight-line
Heavy machinery and equipment	5 years straight-line

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

3.	MATERIAL ACCOUNTING POLICIES – (continued)

b)	Impairment of Non-financial Assets

At the date of each statement of financial position, the carrying amounts of the Company’s non-financial assets are reviewed to determine whether there is any indication that those assets are impaired. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment, if any. Where the asset does not generate cash flows that are independent from other assets, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

An asset’s recoverable amount is the higher of fair value less costs to sell and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in the statement of operations for the period.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in the statement of operations.

c) Mineral Interests

The Company follows the method of accounting for its mineral interests whereby all costs related to acquisition and site restoration are capitalized by project, net of recoveries received. The amounts shown as mineral interests represent costs incurred to date less amounts written off, and do not necessarily represent present or future values. These costs will be amortized against revenue from future production or written off if the interest is abandoned or sold. The ultimate recoverability of amounts capitalized for mineral interests is dependent upon the delineation of economically recoverable ore reserves, the Company’s ability to obtain the necessary financing to complete development and realize profitable production or proceeds from the disposition thereof.

d)	Exploration and Evaluation Expenditures

Exploration and evaluation expenditures (“E&E”) excluding mineral interest acquisition and site restoration costs are charged to the statement of operations as incurred. When it has been established that a mineral deposit is commercially mineable, and a decision has been made to formulate a mining plan (which occurs upon completion of a positive economic analysis of the mineral deposit), the costs subsequently incurred to develop the mine on the property prior to the start of the mining operations is capitalized. Any recoveries received that relate to exploration costs are recorded as a recovery of such costs.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

3.	MATERIAL ACCOUNTING POLICIES – (continued)

e)	Revenue Recognition

Milling Revenue

Revenue includes precious metals (gold and silver) revenue and milling revenue.

Precious metals revenue, based on spot metal prices, is recorded when the goods are physically delivered. The performance obligations are satisfied when concentrate is delivered to the customer. At this point in time, the Company physically transfers the product and the significant risks and rewards related to ownership of the concentrate to the customer. Revenue from gold sales is recorded based on the contract price.

Milling revenue is recorded when the ore processing service is rendered by the Company, accepted by the client and collection is reasonably assured. The performance obligations are satisfied when the milling services have been completed.

When applicable, the Company excludes amounts collected on behalf of third-parties from revenue when it does not control the goods or services before they are transferred to a customer, since it is acting as an agent rather than a principal to the transaction.

The Company’s concentrate sales contract provides for certain provisional payments based upon provisional assays and quoted prices. Final settlement is also subject to final adjustments based on an inspection of the product by the buyer. In such cases, sales revenue is initially recognized on a provisional basis using the Company’s best estimate of the contained metal and is subsequently adjusted. Revenue is recorded under this contract at the time the control passes to the buyer based on the expected settlement period. Revenue on provisionally priced sales is recognized based on estimates of the fair value of the consideration receivable based on forward market prices and estimated quantities.

Royalty on Gravel Pit

The Company earns royalty income based on the extraction and shipment of tonnes of gravel and rocks from its site by a third party. The royalty is calculated based on the weight of gravel and rocks that are extracted and shipped off site by the operator. Royalty income is recognized when the performance obligation is satisfied, which is when the gravel and rocks are shipped off site at which point economic benefits will flow to the Company and income can be measured reliably. Royalty income is presented as other income in the consolidated statements of operations.

Space Rental

Rental income arising from monthly rental of space for storage to third parties is recognized as other income when the performance obligation is satisfied over the rental period, it is probable that the economic benefits will flow to the Company and the income can be measured reliably over the period of the rental. Rental income is presented within other income in the consolidated statements of operations.

Materials Disposal

The Company earns income from the import of materials, fly ash and reclaimed soil, based on the tonnes and type of material received from third parties. The income is recognized when the performance obligation is satisfied, which is when the materials are deposited at the site at which point economic benefits will flow to the Company and income can be measured reliably. Materials disposal income is presented as other income in the consolidated statements of operations.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

3.       MATERIAL ACCOUNTING POLICIES – (continued)

f) Financial Instruments

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively. Cash and cash equivalent, amounts receivable, restricted cash, accounts payable and accrued liabilities, lease liabilities and secured convertible debenture are carried at amortized cost.

Financial assets and liabilities carried at fair value or profit or loss are initially recorded at fair value and transaction costs are expensed in profit or loss in the statements of operations and comprehensive loss. Marketable securities is carried at fair value through profit or loss.

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost using the simplified approach. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If, at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve month expected credit losses.

g)	Share Capital

Common shares are classified as shareholders’ equity. Incremental costs directly attributable to the issue of common shares and share options are recognized as a deduction from equity, net of tax, from the proceeds.

The Company may issue units including common shares and warrants. To value these units, the Company uses residual value method. Under this method the Company values the common share, the easier component to value, and assigns the residual value to the warrant.

h)	Share-based Payments

Share-based payments are arrangements in which the Company receives goods or services in consideration for its own equity instruments granted to non-employees. These are accounted for as equity settled share-based payment transactions and measured at the fair value of goods and services received. If the fair value of the goods or services received cannot be estimated reliably, the share-based payment transaction is measured at the fair value of the equity instruments granted at the date the Company receives the goods or services.

i)	Share-based Compensation

The Company grants share-based awards in the form of stock options and restricted share units (“RSUs”), which are all considered to be equity-settled awards. The Company determines the fair value of the awards on the date of grant using the Black-Scholes option pricing model for stock options and based on closing price of the shares on grant date for RSUs. This fair value is expensed to the statement of operations using a graded vesting attribution method over the vesting period of the awards, with a corresponding credit to contributed surplus. When the share options or share units are exercised, the applicable amounts of contributed surplus are transferred to share capital.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

3.	MATERIAL ACCOUNTING POLICIES – (continued)

j)	Asset Retirement Obligation

The Company records the present value of estimated costs of legal and constructive obligations required to restore the site in the period in which the obligation is incurred. The nature of these restoration activities includes dismantling, and removing structures, rehabilitating mines and the tailings dam, dismantling facilities, closure of plant and waste sites and restoration, reclamation and re-vegetation of affected areas.

The obligation for mine closure activities is estimated by the Company using mine closure plans or other similar studies which outline the requirements that will be carried out to meet the obligations. Since the obligations are dependent on the laws and regulations of the countries in which the mines operate, the requirements could change because of amendments in the laws and regulations relating to environmental protection and other legislation affecting resource companies.

As the estimate of the obligations is based on future expectations, several assumptions and judgments are made by management in the determination of closure provisions. The closure provisions are more uncertain the further into the future the mine closure activities are to be carried out.

The present value of decommissioning and site restoration costs are recorded as a non-current liability. The provision is discounted using a real, risk-free pre-tax discount rate. Charges for accretion and restoration expenditures are recorded as operating activities. In subsequent periods, the carrying amount of the liability is accreted by a charge to the statement of operations to reflect the passage of time and the liability is adjusted to reflect any changes in the timing of the underlying future cash flows.

Changes to the obligation resulting from any revisions to the timing or amount of the original estimate of undiscounted cash flows are recognized as an increase or decrease in the decommissioning provision, and a corresponding change in the carrying amount of the related long-lived asset. Where rehabilitation is conducted systematically over the life of the operation, rather than at the time of closure, or provision is made for the estimated outstanding continuous rehabilitation work at each statement of financial position date the cost is charged to the statement of operations.

Costs for restoration of subsequent site damage which is created on an ongoing basis during production are provided for at their net present values and charged against the statement of operations as extraction progresses.

k)       Flow-Through Shares

Current Canadian tax legislation permits mining entities to issue flow-through shares to investors. Flow-through shares are securities issued to investors whereby the deductions for tax purposes related to exploration and evaluation expenditures may be claimed by investors instead of the entity. The issue of flow-through shares is in substance an issue of ordinary shares and the sale of tax deductions. At the time the Company issues flow-through shares, the sale of tax deductions is deferred and presented as other liabilities in the statement of financial position to recognize the obligation to incur and renounce eligible resource exploration and evaluation expenditures. The tax deduction is measured as the difference, if any, between the current market price of the Company’s common shares and the issue price of the flow-through shares. Upon incurring eligible resource exploration and evaluation expenditures, the Company recognizes the sale of tax deductions as a flow-through share premium on the statement of operations and reduces the liability.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

3.	MATERIAL ACCOUNTING POLICIES – (continued)

l)	Secured Convertible Debentures

Convertible debentures are financial instruments which are accounted for separately dependent on the nature of their components: a financial liability and an equity instrument. The identification of such components embedded within a convertible debenture requires significant judgment given that it is based on the interpretation of the substance of the contractual arrangement. Where the conversion option has a fixed conversion rate, the financial liability, which represents the obligation to pay coupon interest on the convertible debentures in the future, is initially measured at its fair value and subsequently measured at amortized cost. The residual is accounted for as an equity instrument at issuance.

m)	Income and Loss per Share

Income (loss) per share is based on the weighted average number of common shares outstanding for the year.

Diluted income (loss) per common share is calculated by adjusting the weighted average number of common shares outstanding for the effect of conversion of all potentially dilutive share equivalents, such as stock options and warrants, and assumes that the receipt of proceeds upon exercise of the options are used to repurchase common shares at the average market price during the period. The net effect of the shares issued less the shares assumed to be repurchased is added to the basic weighted average shares outstanding. For convertible instruments, the common shares to be included in the diluted per share calculation assumes that the instrument is converted at the beginning of the period (or issue date if later). The profit or loss attributable to common shareholders is adjusted to eliminate related interest costs recognized in profit or loss for the period.

In a period when the Company reports a loss, the effect of potential issuances of shares under options and warrants outstanding would be anti-dilutive and, therefore basic and diluted loss and comprehensive per share are the same.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

3.       MATERIAL ACCOUNTING POLICIES – (continued)

n)	Adoption of New and Revised IFRS and IFRS Not Yet Effective

Certain new standards, interpretations and amendments to existing standards have been issued that are mandatory for accounting periods noted below. Some updates that are not applicable or are not consequential to the Company may have been excluded from the list below.

IFRS 18 Presentation and Disclosure in Financial Statements

IFRS 18 introduces three sets of new requirements to give investors more transparent and comparable information about companies’ financial performance for better investment decisions.

I. Three defined categories for income and expenses (operating, investing and financing) to improve the structure of the income statement, and require all companies to provide new defined subtotals, including operating profit.

II. Requirement for companies to disclose explanations of management-defined performance measures (MPMs) that are related to the income statement.

III. Enhanced guidance on how to organise information and whether to provide it in the primary financial statements or in the notes.

This new standard is effective for reporting periods beginning on or after January 1, 2027. The Company is currently in the process of assessing its impact on the consolidated financial statements.

Accounting standards adopted in the current year

IAS 1 Presentation of Financial Statements

IAS 1 has been amended to clarify the classification of liabilities as current or non-current based on the contractual arrangements in place at the reporting date. The amendments are effective for the years beginning on or after January 1, 2024. The adoption of this amendment had no material impact on the Company.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

4.  AMOUNTS RECEIVABLE

	December 31, 2024	December 31, 2023
Gravel, ash, soil, and other receivables	$354,054	$444,531
GST receivable (payable)	112,802	(16,180)
Provisional gold sales	203,700	138,358
	$670,556	$566,709

5. PROPERTY, PLANT, AND EQUIPMENT

	Land
	(restated -			Heavy	Computers	TOTAL
	see note	Mill (restated –	Camp and Site	Machinery	and Office	(restated –
	2a)	see note 2a)	Infrastructure	and Equipment	Equipment	see note 2a)
	$	$	$	$	$	$
Cost
Balance at December 31, 2022	4,180,000	1,841,372	157,585	514,619	38,909	6,732,485
Additions	-	-	-	33,000	7,341	40,341
Balance at December 31, 2023	4,180,000	1,841,372	157,585	547,619	46,250	6,772,826
Additions	-	194,505	-	258,483	-	452,988
Balance at December 31, 2024	4,180,000	2,035,877	157,585	806,102	46,250	7,225,814

Accumulated Depreciation
Balance at December 31, 2022	-	604,166	81,434	372,434	31,082	1,089,116
Depreciation for the year	-	103,787	26,847	53,446	10,849	194,929
Balance at December 31, 2023	-	707,953	108,281	425,880	41,931	1,284,045
Depreciation for the year	-	104,454	26,739	72,478	3,686	207,357
Balance at December 31, 2024	-	812,407	135,020	498,358	45,617	1,491,402

Carrying Amounts
At December 31, 2023	4,180,000	1,133,419	49,304	121,739	4,319	5,488,781
At December 31, 2024	4,180,000	1,223,470	22,565	307,744	633	5,734,412

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

6.	MILLING – COST OF SALES

Cost of sales relate to all costs associated with operating the mill and are expensed as incurred as the Company does not control the goods or services before they are transferred to a customer. Revenue is recognized when the ore processing service is rendered by the Company, accepted by the customer, collection is reasonably assured, and performance obligations are satisfied. As a result, the recognition of milling costs does not necessarily coincide with the recognition of the related revenue and such costs are not matched to specific revenue periods.

	Year
	Ended December 31,
		2023(see
	2024 $	note 2a) $
Amortization and depreciation	203,832	184,280
Power and fuel	141,722	321,132
Mill supplies and rentals	415,633	363,089
Mill repairs	525,943	696,695
Salaries and wages	967,641	1,559,868
Other	2,282	11,309
Total milling - cost of sales	2,257,053	3,136,373

7.	MINERAL INTERESTS

The Company holds a 100% interest in 30 mineral claims and 1 mineral lease at the Treasure Mountain Property, located near Hope, B.C. The properties are subject to a 2% net smelter royalty.

The Company holds a 100% interest in New Craigmont Property comprising 22 mineral claims and 10 mineral leases located in Lower Nicola, BC. The properties are subject to a 2% net smelter royalty.

The Company recorded an impairment write-down in relation to its Treasure Mountain Property in 2014. The property remains in good standing, and further carrying charges and evaluation costs are being charged to the consolidated statement of operations as an operating expense.

Dominion Creek Property

On May 31, 2021, the Company entered into a Mineral Property Purchase Agreement (“Dominion Purchase Agreemnt”) and acquired a 50% interest in 8 mineral claims known as the Dominion Creek Property from High Range Exploration Ltd (“High Range”). The Dominion Creek Property is located near Prince George, BC. The Company acquired the 50% by paying $225,000, $75,000 of which was used to commence work on a 10,000-tonne bulk sample permit application. During the year ended December 31, 2022, the Company impaired the Dominion Creek Property by $224,999 to $1 due to the delays in development.

The Company is committed to acquiring the 10,000 tons bulk sample permit. Nicola will, within 30 days of High Range receiving the Permit, commence incremental funding the following costs (collectively

“Initial Costs”):

i)	Camp construction costs not to exceed $50,000;
ii)	Road construction upgrade costs not to exceed $300,000;
iii)	Reclamation bonding costs not to exceed $100,000 (paid); and
iv)	The Company also agreed to fund the project up to and including all costs to produce and ship 3,000 tons of ore.

A part of the Dominion Purchase Agreement, the Company entered a mining and profit sharing agreement (“Dominion Milling Agreement”). The Company would receive an even split for all profits after certain costs are reimburse to High Range and Nicola (which includes all of Initial Costs).

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

7.	MINERAL INTERESTS – (continued)

The Company’s group of claims consists of the following:

		December 31,	December 31,
		2024	2023
		$	$
a)	The Treasure Mountain group of claims located in the Similkameen Mining Division of British Columbia	1	1
b)	A Crown Grant mineral claim (Lot 1210) in the Yale Mining Division contiguous to the Treasure Mountain Claims known as the "Eureka"	1	1
c)	The surface rights to Lot 1209 located in the Yale Mining Diversion of British Columbia known as the “Whynot Fraction”	1	1
d)	Acquisition of 50% interest in Dominion Creek Property, located in the Cariboo Mining Diversion of British Columbia	1	1

		4	4

Exploration costs incurred is as follows:

	Years
	Ended December 31,
	2024 $	2023 $
New Craigmont Property
Assay	16,422	43,639
Depreciation and amortization	13,360	18,829
Drilling and mapping	1,343,484	539,879
Field supplies and rentals	78,597	17,939
First Nations liaison consulting	17,500	30,000
Geological consulting and technical fees	561,754	282,099
Tenure lease	1,664	8,310
Share-based compensation	-	111,251
Exploration tax credits	(273,371)	-
Other exploration expense	-	157,972
Total costs incurred during the year	1,759,410	1,209,918

8.	MARKETABLE SECURITIES

On January 17, 2024, the Company made a strategic investment of $1,000,000 in Blue Lagoon Resources Inc. (“BLLG”) to purchase 7,142,857 of BLLG’s common shares. During the year ended December 31, 2024, the Company received proceeds of $27,755 from the disposition of BLLG common shares. The fair value of the BLLG common shares was $1,076,142 as at December 31, 2024, resulting in a $103,897 fair value gain being recognized.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

9.	RESTRICTED CASH

The Company has in place deposits amounting to $1,437,875 at December 31, 2024 (December 31, 2023 - $1,275,875) registered in the name of the British Columbia Ministry of Finance as security for its mining permits and for reclamation clean up at the Treasure Mountain Property, the Merritt Mill and decommissioned tailings, Dominion Creek Project and the New Craigmont Property.

10.	SECURED CONVERTIBLE DEBENTURE

The outstanding principal and interest of the Debentures and Second Tranche Debentures are secured against the assets of Nicola.

Year ended December 31, 2023

On January 6, 2023, the Company completed amendments to the $330,000 January 9, 2023 secured convertible debentures that mature on January 9, 2025 and bear interest at a rate of 10% per annum which is payable annually in cash or in common shares at the option of the Company and are convertible into common shares at a conversion price of $0.20 per share.

For accounting purposes, the proceeds of $330,000 have been allocated based on the fair value of the debt. The fair value of the debentures was determined to be $310,126 using a discount rate of 13%. Residual value of $19,873 has been allocated as $14,507 to the equity component net of $5,366 deferred income tax recovery.

On February 14, 2023, the Company issued 40,261 common shares on conversion of $8,000 of convertible debentures issued January 9, 2023 exercised at $0.20. For accounting purposes, the fair value of the Debenture on conversion date of $7,600 and residual equity component of $481 were transferred to share capital.

On March 15, 2023, the Company issued 121,321 common shares on conversion of $20,000 of convertible debentures issued November 21, 2022 exercised at $0.17. For accounting purposes, the fair value of the Debenture on conversion date of $18,692 and residual equity component of $1,980 were transferred to share capital.

On May 18, 2023, May 20, 2020 Debenture holders elected to convert a total of $185,000 at a conversion price of $0.20 and the Company issued 925,000 common shares in accordance with terms of the Debentures. For accounting purposes, the fair value of the Debentures on conversion date of $202,383 and residual equity component of $33,449 were transferred to share capital.

On May 19, 2023, a May 20, 2020 Debenture holder elected to convert a total of $45,000 at a conversion price of $0.20 and was issued 225,000 common shares in accordance with terms of the Debentures. For accounting purposes, the fair value of the Debenture on conversion date of $41,419 and residual equity component of $8,137 were transferred to share capital.

On May 18 and 19, 2023, the Company issued 113,834 common shares at a value of $0.20 per share in settlement of interest of $22,767 of May 20, 2020 Debentures.

On October 23, 2023, a Second Tranche Debenture holder elected to convert a total of $234,776 at a conversion price of $0.17 and was issued 1,357,079 common shares in accordance with terms of the Debentures. For accounting purposes, the fair value of the Debenture on conversion date of $213,860 and residual equity component of $20,916 were transferred to share capital.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

10.	SECURED CONVERTIBLE DEBENTURE – (continued)

Year ended December 31, 2023 – (continued)

On November 21, 2023, a Second Tranche Debenture holder elected to convert a total of $32,710 at a conversion price of $0.17 and was issued 213,529 common shares in accordance with terms of the Debentures. For accounting purposes, the fair value of the Debenture on conversion date of $36,008 and residual equity component of $3,298 were transferred to share capital.

On December 29, 2023, the Company prepaid $1,165,275 of the Second Tranche Debenture. The prepayment premium and interest was $349,583. Concurrently, the Second Tranche Debenture’s maturity date was amended to November 22, 2025 while other terms remain the same. For accounting purposes, the Second Tranche Debenture was considered as extinguished and re-issued. The issued debt of $4,131,431 has been bifurcated based on the present value of the liability component and the residual allocated to the equity component. The fair value of the debentures was determined to be $3,894,957 using a discount rate of 13%. Residual value of $236,474 has been allocated as $172,626 to the equity component net of $63,848 deferred income tax recovery.

Year ended December 31, 2024

During the year ended December 31, 2024, debenture holders converted $314,262 of the convertible debenture (principal and interest) into common shares (see Note 13(a)) that mature on January 9, 2025.

During the year ended December 31, 2024, the Company’s Second Tranche annual interest of $411,583 was due in November 2024. This amount was fully settled in shares subsequent to year end (see note 20(b)).

The outstanding principal and interest of the Debentures and Second Tranche Debentures are secured against the assets of Nicola.

	December 31,	December 31,
	2024	2023
Opening	$4,236,848	$5,668,086
Conversion of Convertible Debenture and interest	(314,262)	(527,346)
Less equity component of convertible debenture	-	(256,348)
Premium and interest on amendment of convertible debenture	-	349,583
Payment – premium and interest	-	(349,583)
Principal repayment	-	(1,165,275)
Less payment of interest	(33,000)	(564,671)
Less payment of interest in shares	-	-
Accrued interest and accretion	591,480	1,082,402
	$4,481,066	$4,236,848
Current portion	$4,481,066	$-
Non-current portion	$-	$4,236,848

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

11. ASSET RETIREMENT OBLIGATION

	December 31, 2024 $	December 31, 2023 (restated – note 2a) $
Opening balance	14,506,089	10,178,251
Change in estimate	(745,776)	4,007,706
Accretion expense	459,231	320,132
Closing balance	14,219,544	14,506,089

The Company’s estimates of future decommissioning and restoration for reclamation and closure costs for its mine and exploration and evaluation assets are based on reclamation standards that meet Canadian regulatory requirements. Elements of uncertainty in estimating these amounts include potential changes in regulatory requirements, reclamation plans and cost estimates, discount rates and timing of expected expenditures.

Merritt Mill

The Merritt Mill reclamation costs were adjusted using a long-term inflation rate of 2.31% (2023 –2.37%) and then discounted using a risk-free rate of 3.33% (2023 – 3.28%).

The Company estimates the undiscounted and uninflated reclamation costs associated with the Merritt Mill to be $15,290,830 (December 31, 2023 - $15,553,542). The Company anticipates it will settle these obligations over 15 years (2023 – 25 years).

Treasure Mountain

The Treasure Mountain reclamation costs were adjusted using a long-term inflation rate of 2.88% (2023–2.37%) and then discounted using a risk-free rate of 3.23% (2023 – 0%).

The Company estimates the undiscounted and uninflated reclamation costs associated with Treasure Mountain is $1,073,123 (December 31, 2023 - $505,100). The Company anticipates it will settle these obligations over 8 years (2023 – 5 years).

12. FINANCE COSTS

	Year ended
	December 31,
	2024 $	2023 $
Equipment loan	-	384
Interest and accretion on convertible debentures (Note 10)	591,480	1,431,984
Lease liabilities	5,747	3,542
Other	(5,346)	10,149
	591,881	1,446,059

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

13.       SHARE CAPITAL AND RESERVES

a) Common Shares

Authorized

The authorized capital stock of the Company is an unlimited number of common shares without par value.

Issued – year ended December 31, 2024

On April 12, 2024, the Company completed a flow-through private placement offering, pursuant to which it issued an aggregate of 5,499,994 shares at a price of $0.23 per share for gross proceeds of $1,264,999.

The Company paid an aggregate of $102,146 transaction cost in connection with the private placement.

On December 3, 2024, the Company completed a flow-through private placement offering, pursuant to which it issued an aggregate of 1,641,790 shares at a price of $0.335 per share for gross proceeds of $550,000.

The Company paid an aggregate of $43,249 transaction cost in connection with the private placement, and reclassified $106,716 of flow through liability out of equity.

During the year ended December 31, 2024, the Company converted $314,262 of convertible debenture into 1,594,314 shares (note 10).

Issued – year ended December 31, 2023

On January 13, 2023, the Company issued 8,000,000 common shares at a value of $0.25 per share for gross proceeds of $2,000,000.

On February 14, 2023, the Company issued 40,262 common shares on conversion of $8,000 of convertible debentures issued January 9, 2023, exercised at $0.20. For accounting purposes, the fair value of the Debenture on conversion date of $7,600 and residual equity component of $482 were transferred to share capital (note 10).

On March 15, 2023, the Company issued 121,321 common shares on conversion of $20,000 of convertible debentures issued November 21, 2022, exercised at $0.17. For accounting purposes, the fair value of the Debenture on conversion date of $18,692 and residual equity component of $1,980 were transferred to share capital (note 10).

On April 19, 2023, the Company issued 500,000 common shares at a value of $0.16 per share in connection with the exercise of 500,000 stock options and $60,484 was transferred from contributed surplus to share capital.

On May 18, 2023, May 20, 2020 Debenture holders elected to convert a total of $185,000 at a conversion price of $0.20 and the Company issued 925,000 common shares in accordance with terms of the Debentures. For accounting purposes, the fair value of the Debentures on conversion date of $202,383 and residual equity component of $33,449 were transferred to share capital (Note 10).

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

13.       SHARE CAPITAL AND RESERVES – (continued)

a) Common Shares – (continued)

Issued – year ended December 31, 2023 – (continued)

On May 19, 2023, a May 20, 2020 Debenture holder elected to convert a total of $45,000 at a conversion price of $0.20 and was issued 225,000 common shares in accordance with terms of the Debentures. For accounting purposes, the fair value of the Debenture on conversion date of $41,419 and residual equity component of $8,137 were transferred to share capital.

On May 18 and 19, 2023, the Company issued 113,834 common shares at a value of $0.20 per share in settlement of interest of $22,767 of May 20, 2020 Debentures (note 10).

On October 23, 2023, a Second Tranche Debenture holder elected to convert a total of $234,776 at a conversion price of $0.17 and was issued 1,357,079 common shares in accordance with terms of the Debentures. For accounting purposes, the fair value of the Debenture on conversion date of $213,860 and residual equity component of $20,916 were transferred to share capital.

On November 21, 2023, a Second Tranche Debenture holder elected to convert a total of $32,710 at a conversion price of $0.17 and was issued 213,529 common shares in accordance with terms of the Debentures. For accounting purposes, the fair value of the Debenture on conversion date of $36,008 and residual equity component of $3,298 were transferred to share capital.

On November 28, 2023, the Company issued 650,000 common shares at a value of $0.20 per share in connection with the exercise of 650,000 stock options and $105,468 was transferred from contributed surplus to share capital.

b) Flow-Through Premium Liability:

	December 31,	December 31,
	2024	2023
Flow-through premium liability	$-	$29,416
Flow-through premium recognized	106,716	-
Settlement of flow-through premium liability pursuant to
qualified expenditures	(4,192)	(29,416)
Closing balance	$102,524	$-

The remaining qualifying expenditures to incur was $528,395 as at December 31, 2024 (2023 - $Nil).

c) Share Purchase Warrants

As of December 31, 2024 and 2023, the Company had no outstanding warrants.

14. SHARE-BASED PAYMENT

2022 Equity Incentive Plan

Until May 14, 2022, the Company had a “rolling” stock option plan (the “Stock Option Plan”) whereby the Company was authorized to grant stock options (“Options”) equal to up to 10% of the number of issued and outstanding common shares.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

14. SHARE-BASED PAYMENT – (continued)

2022 Equity Incentive Plan – (continued)

Effective May 14, 2022, the Company adopted an equity incentive plan (the “Equity Incentive Plan”) that replaced the Stock Option Plan. The Equity Incentive Plan has two components as follows: (i) a rolling stock option plan for the grant of Options equal to up to 10% of the number of issued and outstanding common shares, and (ii) a fixed plan for the grant of performance equity securities including Deferred

Share Units (“DSUs”), Restricted Share Units (“RSUs”), and Performance Share Units (“PSUs”) (“DSUs” and, collectively with the RSUs and PSUs, the “Performance-Based Awards”).

Pursuant to the Equity Incentive Plan, the Company is authorized to grant Options to executive officers, directors, employees, and consultants. The Board shall determine any vesting terms applicable to the grants.

Pursuant to the Equity Incentive Plan, the Company is authorized to grant Performance-Based Awards to executive officers, directors, employees, and consultants with the maximum aggregate number of common shares that may be issuable for Performance Based Awards not to exceed 16,991,819 (2023 - 16,118,209) common shares. The Board shall determine any vesting terms applicable to the grants.

During the year ended December 31, 2024, the Company issued 3,500,000 (2023 – 2,500,000) stock options and to consultants, employees and directors of the Company.

The stock options were valued using Black-Scholes valuation model with the following weighted average assumptions:

	December 31,	December 31,
	2024	2023
Fair value of common shares at grant	$0.27	$0.36
Exercise price	$0.27	$0.36
Expected life	5 years	5 years
Volatility	107%	101%
Dividend rate	0%	0%
Risk free rate	3.10%	3.87%
Fair value of stock option	$0.21	$0.28

Volatility was determined based on the historical trading prices of the Company.

The following is a summary of changes in stock options:

		Weighted Average
	Number of	Exercise Price
	Options	$
Balance at December 31, 2022	6,200,000	0.22
Exercised options	(1,150,000)	0.18
Issued options	2,500,000	0.35
Cancelled options	(75,000)	0.16
Balance at December 31, 2023	7,475,000	0.26
Issued options	3,500,000	0.27
Cancelled options	(575,000)	0.25
Balance at December 31, 2024	10,400,000	0.27

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

14. SHARE-BASED PAYMENT – (continued)

As at December 31, 2024, the following stock options were outstanding and exercisable:

			Weighted
			Average
Number	Number	Exercise	Contractual
Outstanding	Exercisable	Price	Life (Years)	Expiry Date
375,000	375,000	$0.24	0.05	January 20, 2025
1,625,000	1,625,000	$0.30	1.02	January 8, 2026
600,000	600,000	$0.22	1.76	October 5, 2026
1,875,000	1,875,000	$0.16	2.76	October 5, 2027
100,000	100,000	$0.30	3.34	May 2, 2028
1,925,000	1,925,000	$0.36	3.57	July 26, 2028
200,000	200,000	$0.30	3.59	August 3, 2028
200,000	200,000	$0.40	3.77	October 3, 2028
3,000,000	3,000,000	$0.27	4.30	April 18, 2029
500,000	500,000	$0.30	4.97	December 18, 2029
10,400,000	10,400,000

As at December 31, 2023, the following stock options were outstanding and exercisable:

			Weighted
			Average
Number	Number	Exercise	Contractual
Outstanding	Exercisable	Price	Life (Years)	Expiry Date
425,000	425,000	$0.24	1.06	January 20, 2025
1,825,000	1,825,000	$0.30	2.02	January 8, 2026
725,000	725,000	$0.22	2.76	October 5, 2026
2,000,000	2,000,000	$0.16	3.76	October 5, 2027
100,000	50,000	$0.30	4.34	May 2, 2028
2,000,000	2,000,000	$0.36	4.57	July 26, 2028
200,000	200,000	$0.30	4.59	August 3, 2028
200,000	200,000	$0.40	4.76	October 3, 2028
7,475,000	7,425,000

Restricted Shares Unit

On December 18, 2024, the Company issued 1,000,000 Restricted Share Units (“RSUs”) with a fair value of $0.30 per RSU and a vesting date of December 18, 2025.

15. MILLING REVENUE AND OTHER INCOME

Major customers are defined as customers that each individually account for greater than 10% of the Company’s revenues. For the years ended December 31, 2024 and December 31, 2023, one customer, which is controlled by a director of the Company, accounted for 100% of the Company’s milling revenue.

During the year ended December 31, 2024, the Company received $1,968,941 (2023 - $8,145,935) of other income related to royalty on gravel pit, space rental, and materials disposal.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

16. RELATED PARTY TRANSACTIONS

Key management personnel are those persons having authority and responsibility for planning, directing, and controlling the activities of the Company, directly or indirectly, and consist of its directors, the Chief Executive Officer, and the Chief Financial Officer.

The following is a summary of the Company’s key management compensation:

	Year ended December 31,
	2024 $	2023 $
Consulting fees	413,250	540,500
Salaries and benefits	37,792	157,000
Share-based compensation	477,460	379,604
Total	928,502	1,077,104

As at December 31, 2024, included within accounts payable and accrued liabilities is $18,310 owed to a related party of the Company (December 31, 2023 - $Nil). See also note 15 for other related party transactions.

17.	FINANCIAL and CAPITAL RISK MANAGEMENT

Fair Value

The carrying value of cash and cash equivalents, amounts receivables, accounts payable and accrued liabilities, secured convertible debentures and lease liabilities approximate their fair value because of the short-term nature of these instruments. The carrying value of restricted cash approximates fair value due to the nature of this asset.

The Company records its financial instruments, other than marketable securities which are at fair value through profit or loss, at amortized cost.

The financial instruments have been characterized on a fair value hierarchy based on whether the inputs to those valuation techniques are observable (inputs reflect market data obtained from independent sources) or unobservable (inputs reflect the Company’s market assumptions).

The three levels of fair value estimation are:

Level 1 – quoted prices in active markets for identical instruments.

Level 2 – quoted prices in active markets for similar instruments; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3 – valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Marketable securities are measured using level 1 inputs.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

17.	FINANCIAL and CAPITAL RISK MANAGEMENT – (continued)

Risk Exposure and Management

Overview

The Company has exposure to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives. The principal financial risks to which the Company is exposed are credit risk, interest rate risk, liquidity risk, commodity and equity price risk, and currency risk.

Credit Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its obligations. As at December 31, 2024, the Company’s maximum exposure to credit risk is the carrying value of its cash and cash equivalent, restricted cash, and amounts receivables in the amount of $3,570,649 (December 31, 2023 - $6,598,702).

All off the Company’s cash is held with a major financial institution in Canada and management believes the exposure to credit risk with respect to such institutions is not significant. Those financial assets that potentially subject the Company to credit risk are primarily receivables. The Company considers the risk of material loss to be significantly mitigated due to the financial strength of the parties from whom the receivables are due, including government organizations.

Interest Rate Risk

The Company’s financial assets exposed to interest rate risk consist of cash and short-term investments balances. The interest earned on the cash balances approximates fair value rates, and the Company is not at a significant risk to fluctuating rates.

The Company’s secured convertible debenture which accrues interest is at a fixed rate of 10%, and does not expose the Company to interest rate risk.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. The Company has a planning and budgeting process in place by which it projects the funds required to support its operations.

Management anticipates that it may incur expenditures towards exploring its mineral interests and other Company assets. However, there is no assurance that the Company will operate profitably or will generate positive cash flow in the future. The Company has limited working capital, no history of profitable operations and no assurance that additional funding will be available to it for further exploration and development of its mineral interests. The Company may also need further financing if it decides to obtain additional mineral properties. As such, the Company is subject to many risks common to exploration enterprises, including undercapitalization, cash shortages and limitations with respect to personnel, financial, access to other resources, and lack of revenues. Although the Company has been successful in the past in obtaining financing through credit facilities or the sale of equity securities, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Such means of financing typically result in dilution of the positions of existing shareholders, either directly or indirectly.

Failure to obtain additional financing could result in the delay or indefinite postponement of further exploration.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

17. FINANCIAL and CAPITAL RISK MANAGEMENT – (continued)

Liquidity Risk – (continued)

December 31, 2024	Less than 12 months ($)	One to five years ($)	Total ($)
Accounts payable and accrued liabilities	1,616,118	-	1,616,118
Lease liabilities	35,543	40,189	75,732
Secured convertible debenture	4,481,066	-	4,481,066
Total	6,132,727	40,189	6,172,916

December 31, 2023	Less than 12 months ($)	One to five years ($)	Total ($)
Accounts payable and accrued liabilities	682,205	-	682,205
Lease liabilities	17,243	-	17,243
Secured convertible debenture	-	4,236,848	4,236,848
Total	699,448	4,236,848	4,936,296

Foreign Exchange Rate Risk

The functional currency of the Company is the Canadian dollar. As at December 31, 2024 and 2023, the Company has not entered into contracts to manage foreign exchange risk.

Commodity and Equity Price Risk

The ability of the Company to explore its exploration assets, continue milling operations, and the future profitability of the Company are directly related to the market price of copper, gold, silver, and other precious metals. Equity price risk is defined as the potential adverse impact on the Company’s performance to movements in individual equity prices or general movements in the level of the stock market.

Capital Management

The Company considers capital to be the elements of shareholders’ equity (deficit). The Company’s primary objectives in capital management are to safeguard the Company’s ability to continue as a going concern to provide returns for shareholders and to maintain sufficient funds to finance the exploration and development of its mineral property interests and Merritt Mill operations. The Company manages its capital structure to maximize its financial flexibility by adjusting to changes in economic conditions, and the risk characteristics of the underlying assets and business opportunities. The Company does not presently utilize any quantitative measures to monitor its capital and is not subject to externally imposed capital requirements. There have been no changes to the management of capital during the current fiscal year.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

18.	INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

		2023 (Restated
	2024	– Note 2a)
Loss before income taxes	$(5,230,946)	$(3,395,062)

Expected income tax (recovery)	(1,412,000)	(917,000)
Other	-	(89,214)
Items not deductible for income tax purposes	191,000	199,000
Impact of flow through shares	377,000	145,000
Share issue costs	(39,000)	(3,000)
Adjustment to prior years provision versus statutory tax
returns and expiry of non-capital losses	-	115,000
Change in unrecognized deductible temporary differences	883,000	481,000
Total income tax expense (recovery)	$-	$(69,214)

The following is the analysis of recognized deferred tax assets and liabilities:

Year ended December 31,	2024	2023
Deferred tax liabilities
Marketable securities	$(14,000)	$-
Debt with accretion	-	(73,000)
Deferred tax assets
Non-capital losses	14,000	73,000
Net deferred tax assets (liabilities)	$-	$-

The significant components of the Company’s temporary differences, unused tax credits and unused tax losses that have not been included on the consolidated statement of financial position are as follows:

		Expiry Date	2023 (Restated
	2024	Range	– Note 2a)
Exploration and evaluation assets	$2,419,000	No expiry date	$2,122,000
Investment tax credit	$441,000	2030 to 2032	$441,000
Property, plant, and equipment	$16,220,000	No expiry date	$19,820,000
Share issue costs	$177,000	2025 to 2028	$65,000
Debt with accretion	$320,000	No expiry date	$-
Asset retirement obligation	$14,220,000	No expiry date	$14,506,000
Non-capital losses available for future periods	$43,005,000	2026 to 2044	$40,555,000

Tax attributes are subject to review, and potential adjustment, by tax authorities.

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

19.	CHANGES IN LIABILITIES FROM FINANCING ACTIVITIES

	January 1, 2023	Cash Flows	Non–cash changes			December 31, 2023
			Amendment	Conversion	Interest accretion/accruals
	$	$	$	$	$	$
Secured convertible debenture	5,668,086	(2,079,529)	349,583	(783,694)	1,082,402	4,236,848
Lease liabilities	37,011	(24,240)	-	-	3,582	16,353
Total	5,705,097	(2,103,769)	349,583	(783,694)	1,085,984	4,253,201

	January 1, 2024	Acquisition	Cash Flows	Non–cash changes	December 31, 2024
				Interest accretion/accruals
	$	$	$	$	$
Secured convertible debenture	4,236,848	-	(33,000)	277,218	4,481,066
Lease liabilities	16,353	64,476	(31,975)	5,747	54,601
Total	4,253,201	64,476	(64,975)	282,965	4,535,667

20.	SUBSEQUENT EVENTS

a)	On March 12, 2025, the Company completed a non-brokered private placement issuing 4,038,955 Units (“Unit”) at $0.28 per Unit, for an aggregate gross proceeds of $1,130,907. The Company paid $98,437 of finder’s fees, resulting in net proceeds of $1,032,470. Each Unit consists of one common share and one-half of one share purchase warrant (“Warrant”), with each warrant entitling the holder thereof to purchase one additional Share (each, a “Warrant Share”) of the Company at a price of $0.40 per Warrant Share for a period of three years from the closing of the Offering. If during the exercise period of the Warrants, but after the resale restrictions on the Shares have expired, the Shares trade on the Exchange (or such other exchange on which the Shares may be traded at such time) at a closing price of $0.60 or greater per Share for a period of ten (10) consecutive trading days, the Company may accelerate the expiry of the Warrants by giving notice to the holders thereof (by disseminating a press release advising of the acceleration of the expiry date of the Warrants) and, in such case, the Warrants will expire on the thirtieth (30th) day after the date of such notice.

b)	On July 1, 2025, the Company granted 400,000 stock options with an exercise price of $0.495, expiring in five years.

c)	On July 17, 2025, the Company closed a non-brokered private placement issuing an aggregate of 4,350,000 units at a price of $0.50 per unit for gross proceeds of $2,175,000. Each unit consists of one flow-through common share and one-half of one non-flow-through common share purchase warrant. Each warrant is exercisable at a price of $0.65 and expires on July 17, 2027. Total share issuance cost was $153,822.

d)	On July 21, 2025, the Company elected to accelerate the expiry of outstanding common share purchase warrants of the Company originally issued under financings completed on March 12, 2025, exercisable at $0.40 per common share (collectively, the "Accelerated Warrants").

NICOLA MINING INC.

Notes to the Amended Consolidated Financial Statements

(Expressed in Canadian dollars)

For the years ended December 31, 2024 and 2023

20.	SUBSEQUENT EVENTS – (continued)

e)	On August 21, 2025, a total of 2,019,477 Accelerated Warrants were exercised at $0.40 per common share for gross proceeds of approximately $807,791.

f)	On December 3, 2025, the Company granted 2,850,000 stock options with an exercise price of $1.00, expiring in five years, and 1,015,000 restricted share units vesting on January 1, 2027.

g)	On December 31, 2025, the Company issued 1,000,000 common shares to settle the RSUs vested on December 18, 2025.

h)	The Company issued 3,027,500 common shares due to stock option exercised. Total proceeds received was $833,650.

i)	Subsequent to the year end, the Company received a $500,000 USD loan from a company controlled by a director bearing interest at a rate of 3M LIBOR + 6.5% until repaid.

j)	Subsequent to the year end, the Company issued a total of 26,335,252 common shares upon conversion of all of its remaining convertible debentures and related interest.

k)	Subsequent to the year end, 500,000 stock options were forfeited or cancelled.